Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-279526) and Form S-8 (No. 333-279455, No. 333-265876, No. 333-262372, No. 333-234210, and No. 333-226875) of our reports dated February 20, 2025, with respect to the consolidated financial statements of Cushman & Wakefield plc and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Chicago, Illinois
February 20, 2025